Exhibit 10.2

PRIVILEGED & CONFIDENTIAL

PROTECTED BY FRE 408

TERM SHEET FOR

PROPOSED AMENDMENT TO SETTLEMENT AGREEMENT

BETWEEN PARAGON OFFSHORE PLC AND NOBLE CORPORATION PLC

This term sheet (“Term Sheet”) sets forth the principal terms of a proposed amendment to the compromise and settlement between Paragon Offshore plc (“Paragon”) and Noble Corporation plc (“Noble,” and, together with Paragon, the “Parties”) with respect to the matters described in the Definitive Settlement Agreement, dated as of April 29, 2016 (the “Settlement Agreement”), by and between Paragon and Noble.

Promptly following the execution of this Term Sheet, the Parties agree to work in good faith to negotiate and finalize the terms of the Amendment (as defined below) which incorporates (unless otherwise mutually agreed to the contrary in writing), in all material respects, the terms and conditions contemplated hereby.

Neither this Term Sheet nor the discussions, negotiations or other activities related to the subject matter herein create any binding obligations, liabilities or duties with respect to any Party. A binding agreement with respect to the matters referred to herein will result, if at all, only upon the execution and delivery of an amendment to the Settlement Agreement reasonably satisfactory in form and substance to the Parties (the “Amendment”), and subject to the terms and conditions set forth therein. Any Amendment will be subject to the approval of the Bankruptcy Court (as defined in the Settlement Agreement). For purposes of this Term Sheet, the term “Amendment” does not include this Term Sheet or any other preliminary written agreement, nor does it include any oral or written agreement in principle or the offer or acceptance of an offer by any Party to the Settlement Agreement.

This Term Sheet is protected by Rule 408 of the Federal Rules of Evidence and all other applicable statutes and doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.

Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in that certain tax sharing agreement, dated as of July 31, 2014, between the Parties (the “Tax Sharing Agreement”), or, where relevant, the form of the amendment to the tax sharing agreement attached as Exhibit B to the Settlement Agreement (the “Amendment to Tax Sharing Agreement”) to be executed upon the closing of the Settlement Agreement.

Amendment to Tax Sharing Agreement

The Parties propose that the Amendment to Tax Sharing Agreement be amended to provide that, during the Mexican Tax Indemnity Deferral Period, Paragon shall be entitled to deliver a Paragon Note (as defined below), in lieu of cash, to Noble in payment of any amount that Paragon owes Noble in respect of Specified Mexican Taxes and Reimbursable Expenses (as defined below) under the Amendment to Tax Sharing Agreement up to an aggregate amount of $5 million.

For the avoidance of doubt, (i) Paragon shall not be entitled to deliver to Noble any Paragon Note in payment of any amount in respect of Specified Mexican Taxes or Reimbursable Expenses to the extent the aggregate principal amount(s) of such Paragon Note and all other Paragon Notes, if any, previously delivered to Noble in payment of any amount in respect of Specified Mexican Taxes and Reimbursable Expenses would exceed $5 million, (ii) the amounts that may be paid with a Paragon Note include amounts owed for all out-of-pocket costs and expenses (e.g. professional fees, court costs, third-party storage fees, etc.) required to be reimbursed to Noble by Paragon (“Reimbursable Expenses”), and (iii) Paragon shall be required to pay any amount or amounts that Paragon owes Noble during the Mexican Tax Indemnity Deferral Period in respect of Specified Mexican Taxes and Reimbursable Expenses under the Amendment to Tax Sharing Agreement in excess of an aggregate of $5 million.

“Mexican Tax Indemnity Deferral Period” means the first four years after the Paragon Plan Closing (as defined in the Settlement Agreement).

Paragon Notes	“Paragon Notes” means one or more promissory notes issued by Paragon and payable to Noble with the following terms:

•                  Term: All remaining principal and accrued but unpaid interest shall be due and payable on the earliest of the (i) liquidation or dissolution of Paragon, (ii) the sale of all or substantially all of the assets of Paragon, (iii) the voluntary or involuntary bankruptcy of Paragon following the Effective Date(1) of the Plan, (iv) any acceleration of any other debt facility in excess of a de minimis amount under which Paragon is an obligor or guarantor, or (v) the fourth anniversary of the Effective Date.

•                  Amortization: No amortization other than mandatory upon maturity.

•                  Interest Rate: The Paragon Notes shall bear interest at either: 12% if paid in cash or, at the election of Paragon, 15% if paid in kind.

•                  Default Interest Rate: All past due amounts (principal and interest) to bear interest at the applicable Interest Rate in effect plus 200 basis points.

•                  Interest Payments: Payments of interest only will be due

(1)         “Effective Date” shall have the meaning ascribed to such term in the Second Amended Joint Chapter 11 Plan of Paragon Offshore PLC and its Affiliated Debtors (Docket No. 318) filed by Paragon and its affiliated debtors and debtors and possession in the Chapter 11 cases captioned In re Paragon Offshore PLC, Case No. 16-10386 (CSS) (Bankr. D. Del), as the same may be amended upon the consent of Noble and consistent with this term sheet (the “Plan”) .

semiannually, in arrears, on each of June 1 and December 31 in cash, until maturity; provided, that Paragon shall have the option to pay any such interest on a payment in kind basis by issuing an additional Paragon Note with a principal amount equal to the amount of interest accrued at the applicable payment in kind interest rate.

•                  Prepayment: Prepayable, in whole or in part, at any time without penalty.

•                  Other provisions: The Paragon Notes will contain other customary provisions common in commercial promissory notes including provisions regarding default, acceleration, governing law, enforcement and payment instructions.

Implementation

Effective as of the Effective Date, the Parties will modify applicable provisions of the Amendment to Tax Sharing Agreement to be consistent with the terms hereof. Otherwise, the Amendment to Tax Sharing Agreement will remain as provided in the Settlement Agreement, without modification thereto.

The Parties intend to seek to negotiate the Amendment on terms substantially consistent with the terms in this Term Sheet and, upon execution of such Amendment by the Parties, Paragon shall seek approval of the Settlement Agreement, as amended by the Amendment, with the Bankruptcy Court in a Chapter 11 proceeding.

Notwithstanding anything herein to the contrary, the Parties’ obligations under “Amendment to Tax Sharing Agreement”, “Paragon Notes”, “Negotiation and Settlement of Certain Tax Liabilities” and “Implementation” are subject to consummation of the Plan, which will incorporate the terms of this proposed settlement.

Publicity	Each Party will reasonably cooperate with respect to any public announcement or other public disclosure regarding this Term Sheet or the matters addressed hereby.

Governing Law

The enforceable obligations of the Parties under this Term Sheet shall be construed and enforced in accordance with, and the rights of the Parties thereunder shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

Counterparts

This Term Sheet may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Term Sheet delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

IN WITNESS WHEREOF, the undersigned have executed this Term Sheet as of August 5, 2016.

PARAGON OFFSHORE PLC

By:	/s/ Randall D. Stilley
Name : Randall D. Stilley
Title: President and CEO

NOBLE CORPORATION PLC

By:	/s/ Dennis J. Lubojacky
Name: Dennis J. Lubojacky
Title: Chief Financial Officer, Vice
President, Controller and Treasurer